UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 5, 2004

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 7.  Financial Statements and Exhibits

c.  Exhibits

99.1  Press release of LabOne, Inc. dated May 5, 2004

Item 9.  Regulation FD Disclosure

The following information is furnished pursuant to Item 9, "Regulation FD Disclosure". Additionally, on May 5, 2004, LabOne, Inc. issued a press release announcing, among other things, its results for the quarter ended March 31, 2004. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Content of LabOne Conference Call held May 5, 2004

The following report is about LabOne's first quarter 2004. Some portions of the following discussion may contain "forward-looking statements," including, but not limited to, projections and statements of revenue growth, margins, earnings, expansion of services, plans of operations, and improvements in operating efficiencies. Forward-looking statements often can be identified by the use of forward-looking terminology, such as "could," "should," "will," "will be," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" or variations thereof. Forward-looking statements are not guarantees of future performance or results. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, the volume, pricing and mix of services provided by the Company, intense competition, the loss of one or more significant customers, government reimbursement policies, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission ("SEC"), including the Company's 2003 Annual Report on Form 10-K.

We are very pleased to announce the results for the first quarter, which includes an increase of 38% in revenues, a 36% increase in operating earnings and a 26% increase in diluted earnings per share. During the first quarter 2004, healthcare revenues increased 101% and substance abuse revenues increased 34% compared to the same quarter last year. Excluding the impact of the acquisition of Alliance Laboratory Services completed on January 4, 2004 and the acquisition of Northwest Toxicology on March 1, 2004, healthcare revenues increased 27% and substance abuse testing revenues increased 12% compared to the same quarter last year. Although insurance applicant testing volumes declined 3% in the first quarter compared to last year, total risk assessment revenues increased 15%. This revenue growth was attributable to a 41% increase in insurance services, including teleunderwriting, and 19% growth in paramedical services compared to the prior year.

We continue to be excited about the opportunities associated with the acquisitions of the Alliance Laboratory Services and Northwest Toxicology. During the first quarter, we significantly augmented the sales and marketing efforts in the Cincinnati market. By the end of the first quarter, we had successfully completed the migration of toxicology and immunology testing from the Cincinnati location into our Lenexa, Kansas facility. Additionally, we recently announced that Cincinnati Ohio would be the location for our second core laboratory site expected to be completed early next year. During the second quarter of 2004, we will begin migrating urine and oral fluid testing from the Northwest Toxicology facility in Salt Lake City into the Lenexa, Kansas facility to further improve capacity utilization.

Testing volumes at LabOne expanded considerably over the same quarter last year. Volume increases were driven by growth in healthcare patient requisitions, from 596,000 last year to 1,063,000 accessions in the first quarter of 2004, or a 78% increase. The increase is attributable to the addition of samples from the Alliance Laboratory Services and strong organic growth in the Kansas City laboratory. Gross margins for the healthcare division were 38% as compared to 41% in the same quarter a year ago, reflecting lower gross margins on Alliance Laboratory Services. Average selling price per requisition increased $1.82 to $36.39, driven by increased utilization of higher priced assays including liquid prep pap smears and molecular diagnostics.

Insurance applicants were 1,290,000, or 3% lower than the same period a year ago. Despite a 3% decrease in average revenue per applicant tested to $12.84, gross margins remained consistent with a year ago, at 46%. Pricing pressure from insurance clients, was offset by increased efficiencies in the laboratory, specifically lower reagent costs and lower net freight costs.

Substance abuse donor volume increased 28% to 628,000, driven by 12% organic growth and the addition of acquired samples from Northwest Toxicology. Gross margins for the quarter expanded to 31% from 25% in the prior year. A 4% increase in average selling price, laboratory system improvements, and lower labor costs related to data capture and accessioning drove the increased margin.

In addition to overall growth in testing volumes, significant increases over the prior year were realized for insurance service offerings, including teleunderwriting cases, paramedical exams, and SBSI services driven by attending physician statements.

During the first quarter, focus was placed on the initial phases of integration of the acquired Alliance Laboratory Services operation. As planned, certain immunology and toxicology testing was consolidated from Cincinnati to Lenexa, while intra-lab interfaces were partially completed to enable the exchange of esoteric tests to centers of excellence at each facility. LabOne also delivered an internet-based solution to facilitate remote accessioning and reporting for physician's office clients in Cincinnati. Joint management teams from Cincinnati and Kansas City began the rationalization of core lab operations at the Alliance Laboratory Services, including centralizing histology processing and introduction of common instrument platforms across both outreach laboratories. In the second quarter, we anticipate broadened connectivity between our Lenexa and Cincinnati core laboratories, widening internet connectivity and system integration options across all of our physician clients, and expansion of anatomic pathology and cytology competencies.

Integration of the Northwest Toxicology laboratory was initiated in the first quarter, with migration of the first client utilizing routine urine drug screens to Lenexa in April. The long term plan will be to minimize routine urine and oral fluid testing at the Salt Lake City facility, and enable the expansion of esoteric toxicology testing including medical professional panels, blood drug testing, and specimen validity quantification.

Finally, the first quarter was marked by significant expansion in insurance companies utilizing CaseOne services. Teleunderwriting case volume in our Lee's Summit call center expanded approximately 60% from February to March, for example. As such we are revisiting staffing projections for the balance of the year, and fast tracking system enhancements to improve efficiencies within our CaseOne processes. Significant to the effort, we will increase our capacity to rapidly integrate insurance services results within our client's underwriting systems.

Revenues for the first quarter 2004 were $112.8 million compared to $81.9 million in the first quarter 2003. Contrasted with the first quarter of last year, risk assessment services increased 15% to $63.4 million, healthcare increased 101% to $41.4 million and substance abuse testing increased 34% to $8.0 million. Healthcare revenues for the quarter included $15.3 million associated with the acquisition of the Alliance Laboratory Services and substance abuse revenues included $1.3 million associated with the acquisition of Northwest Toxicology.

Net earnings for the first quarter 2004 were $5.9 million, or $0.34 per diluted share, compared to $4.6 million, or $0.27 per diluted share, for the first quarter 2003.

Operating earnings for the first quarter 2004 were $10.7 million compared to $7.9 million for the same period last year. First quarter 2004 operating earnings comprised $12.3 million for risk assessment services, $6.8 million for healthcare and $1.3 million for substance abuse testing, offset by $9.7 million for corporate selling, general and administrative expenses. This compares to operating earnings for the same period in 2003 of $11.4 million for risk assessment, $3.9 million for healthcare and $0.7 million for substance abuse testing, offset by $8.1 million for corporate selling, general and administrative expenses.

Working capital increased $5.3 million from December 2003, principally related to an increase in accounts receivable. Long-term debt and current maturities were $106.8 million at the end of the quarter, an increase of $48.7 million from December 2003, principally attributable to the acquisitions of Alliance Laboratory Services and Northwest Toxicology during the first quarter 2004. Net cash provided by operations for the first quarter 2004 was $8.5 million compared to $7.9 million for same period last year. Capital expenditures for the quarter were $3.6 million compared to $1.5 million in 2003. Acquisitions of businesses during the quarter were $57.2 million compared to $1.3 million in the first quarter 2003.

Question and Answer Session:

Q:    It looks like, at least looking at my model, that Northwest Toxicology and Alliance revenue was greater than what I was expecting. I think you had indicated earlier in the press release when you acquired Alliance that they had about $50 million in annualized revenue. If I'm doing my arithmetic, it looks like they did $15 million in the quarter. Was there something seasonal in nature about that, or has the revenue expectations increased at Alliance?

A:    No. When we closed the acquisition, we had contemplated that there was some attrition of certain accounts. Our sales and marketing has done a tremendous job. Keep in mind that when we made the acquisition there were basically three part-time individuals marketing laboratory services in the market. There are now six full-time marketing people and three customer service people in that market. So, the amount of attrition of accounts that we had originally contemplated has been reduced, at least that's our belief at this time. But obviously as we go forward we'll have to continue to monitor that. I might also mention that the connectivity issues, which really weren't present previously in that market, I think, are gaining quite a bit of momentum in terms of position adoption.

Q:    In terms of the balance sheet going forward, obviously you'll be spending some money on the new facility in Cincinnati. Will you be able to fund that through cash flow, or will you increase your borrowings?

A:    I think that if you look at an equal distribution of those capital expenditures over the balance of the year that they can be funded obviously with cash flow. Now, having said that, we have obviously significant debt capacity still remaining. We're at 40% debt to cap with a leverage ratio of about 1.8 times. With $8 million of cash from operations from this period, I would anticipate that we could fund it with cash flow from operations.

Q:    Relative to the organic healthcare lab business volume growth; that really did look extraordinary in the quarter. Can you tell us that there's something different going on in your regional markets that's driving that, or has the Company put in place any new sales and marketing initiatives to drive that?

A:    Primarily in the Kansas City marketplace, we've been very successful with some managed care agreements in terms of getting the pull through business. And our efforts in terms of expanding our market share in Kansas City have been very strong. As far as the excellent growth that we've experienced, the robust growth, I'd say it's primarily due just to strong efforts in regional market in our laboratory pull through sales force. The organic growth is consistent with prior quarters, which have been 24% to 25%. Obviously one of the reasons for expanding into new markets like Cincinnati is to be able to sustain that long-term, but it's fairly consistent with what we've realized over the last couple of years.

Q:    In reference to the gross margin dipping down as a result of the Cincinnati acquisition; given the build out that you're doing there and the additional capacity that will come on as a result, should we expect gross margins to continue in the high 30s? Or when do you expect them to start jumping back to historical levels?

A:    Keep in mind that we're leasing the space right now from the Health Alliance, which is where the laboratory is currently operating. Obviously with the capital addition that we're going to put into that market, and for the most part long life assets, it's going to have a reduced earnings drag as opposed to the rental payments that we're currently paying today. So, I would anticipate once that we're occupying that new facility that we would see margin expansion as opposed to seeing any additional drag this year.

Q:    As you build out that new facility in Cincinnati, is the plan to be similar to what you did with Lenexa several years ago, to overbuild relative to capacity?

A:    We will overbuild, shall we say, the space, but we will not over-equip. The contemplated size of the building right now is about 140,000 square feet. So, yes, I'd say we are overbuilding and building for the future.

Q:    My question was also related to the new facility in Cincinnati. In terms of capacity, how is that going to relate to the current capacity you have at Lenexa? What percentage of your capacity are you using in your Kansas facility? And then with the additional capacity, is that going to double your capacity? How should we think about that in terms of scope?

A:    I think that you can consider that at a minimum doubling our capacity. We're overbuilding that building. It's going to have a very similar laboratory footprint to what we have here. To revisit our numbers here, even though our volumes are climbing, we're really pushing that 50, 55 percent capacity utilization, utilizing our first shift fully, our night shift about half, and then the third shift is fairly underutilized. Again, the laboratory business, most labs struggle to fill up that day shift and do anything with the second shift. In Lenexa, we have considerable capacity at night still, and we'll be doubling our capacity with Cincinnati.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: May 6, 2004	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer